Exhibit 107
CALCULATION OF REGISTRATION FEE

FORM S-8
(FORM TYPE)

PHILIP MORRIS INTERNATIONAL, INC.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

TABLE 1: NEWLY REGISTERED SECURITIES

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered(1)	Proposed maximum offering price per share(2)	Maximum aggregate offering price(2)	Fee Rate	Amount of Registration fee
Equity	Common Stock, without par value	Rule 457(c) and Rule 457(h)	25,000,000	$104.755	$2,618,875,000.00	0.0000927	$242,769.71
Total Offering Amounts					$2,618,875,000.00		$242,769.71
Total Fee Offsets							—
Net Fee Due							$242,769.71
(1) Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement on Form S- 8 also covers an indeterminate number of additional shares of the Registrant’s Common Stock that may be offered or delivered under the Philip Morris International Inc. 2022 Performance Incentive Plan (the “Plan”) to prevent dilution as a result of any stock dividend, stock split, recapitalization or other similar transactions. No additional registration fee is included for the registration of the offering of these shares.
(2) Estimated solely for the purpose of computing the registration fee and calculated in accordance with Rule 457(c) and 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), based upon the average of the high and low prices for the common stock as reported on the New York Stock Exchange on May 24, 2022.